PROVIDENT BANCORP, INC.
                           DEFERRED COMPENSATION PLAN

            (As amended and restated effective as of January 1, 1996)

















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                                TABLE OF CONTENTS

ARTICLE 1        GENERAL......................................................1

ARTICLE 2        DEFINITIONS AND USAGE........................................1

ARTICLE 3        PARTICIPATION IN PLAN........................................4

ARTICLE 4        AMOUNT OF BENEFIT IN PROVIDENT STOCK ACCOUNT.................6

ARTICLE 5        PAYMENT OF BENEFIT IN PROVIDENT STOCK ACCOUNT................8

ARTICLE 6        AMOUNT OF BENEFIT IN SELF-DIRECTED ACCOUNT..................10

ARTICLE 7        PAYMENT OF BENEFIT IN SELF-DIRECTED ACCOUNT.................12

ARTICLE 8        DEATH OF PARTICIPANT........................................12

ARTICLE 9        HARDSHIP DISTRIBUTIONS......................................13

ARTICLE 10       ADMINISTRATION..............................................14

ARTICLE 11       CLAIMS PROCEDURE............................................15

ARTICLE 12       CHANGE IN CONTROL PROVISIONS................................16

ARTICLE 13       MISCELLANEOUS PROVISIONS....................................18

ARTICLE 14       TRUST PROVISION.............................................19

ARTICLE 15       INDEMNIFICATION.............................................20

ARTICLE 16       ARBITRATION.................................................20


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                             PROVIDENT BANCORP, INC.
                           DEFERRED COMPENSATION PLAN

                                    PREAMBLE

     WHEREAS, Provident Bancorp, Inc. ("Provident") recognizes the unique qualifications of certain key management or highly compensated employees of Provident and its subsidiaries and the valuable services they provide and desires to establish an unfunded plan to provide an incentive for eligible employees to defer compensation in a manner that aligns their interests with those of the Provident's stockholders, and

     WHEREAS, Provident has determined that the implementation of such a plan will best serve its interest in retaining and motivating key employees.

     NOW, THEREFORE, Provident hereby amends and restates the Provident Bancorp, Inc. Deferred Compensation Plan in its entirety as hereinafter provided:


                                    ARTICLE 1
                                     GENERAL

     1.1 Effective Date. The provisions of the Plan were effective originally as of May 1, 1993. This amended and restated Plan shall be effective as of January 1, 1996. The rights, if any, of any person whose status as an employee of any Employer has terminated shall be determined pursuant to the Plan as in effect on the date such employee terminates, unless a subsequently adopted provision of the Plan is made specifically applicable to such person.

     1.2  Shareholder   Approval.   The  Plan  was  approved  by  the  Provident
shareholders on May 26, 1993.

     1.3 Purpose. The Plan is intended to be an unfunded plan primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, as such group is described under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.


                                    ARTICLE 2
                              DEFINITIONS AND USAGE

     2.1 Definitions. Wherever used in the Plan, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

     (a) "Administrator" means the person or persons described in Article 10.


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                                      - 2 -

     (b) "Agreement" means an Agreement For Deferral of Compensation between Provident and an eligible employee in accordance with Article 3.

     (c) "Board" means the members of the Board of Directors of Provident.

     (d)  "Benefit"  means the  benefit of a  Participant  as  determined  under
Article 4 or Article 6.

     (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (f) "Committee" means the Compensation Committee of the Board.

     (g) "Common Share" means a share of common stock of Provident.

     (h) "Compensation" means the total of all compensation, including wages, salary and bonuses, which is payable as consideration for the employee's service during a Plan Year prior to subtracting any Deferred Amounts.

     (i) "Deferred Amount" means, for each calendar year, the amount of Compensa tion deferred by an employee pursuant to Article 3. The Deferred Amount for any calendar year shall be at least 5% and shall not exceed 50% of the Participant's Compensation for the year. Deferred Amounts may be allocated to a Provident Stock Account under Article 4 or the Participant's Self- Directed Account under
Article 6 in such proportions specified in the Agreement.

     (j) "Disability" means permanent and total disability, mental or physical, which prevents the Participant from discharging the duties and obligations or from otherwise providing the services for which Compensation is paid by Provident; provided, however, that such disability shall not be deemed to commence or exist until such time as the Committee shall determine in its sole discretion, upon the basis of proof satisfactory to the Committee, that the Participant has been thus disabled.

     (k) "Employer" means Provident and any Subsidiary.

     (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     (m) "Exchange Act" means the Securities Exchange Act of 1934.


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     (n)  "Participant"  means  an  eligible  employee  of an  Employer  who  is participating in the Plan in accordance with Article 3.

     (o) "Plan" means this Provident Bancorp, Inc. Deferred Compensation Plan.

     (p) "Plan Year" means initially the period beginning on the effective date and ending on December 31, 1993, and thereafter means the calendar year.

     (q) "Pre-Tax EPS" means, for each Plan Year, pre-tax earnings on each Common Share, computed in accordance with generally accepted accounting principles on a fully diluted basis for the fiscal year of Provident that includes such Plan Year, prior to the deduction of the amount computed pursuant to Section 4.5 for earnings credited to Provident Stock Accounts for such Plan Year. The Committee in its sole discretion may adjust Pre-Tax EPS to take into account any unusual circumstances, including but not limited to the cumulative effect of accounting changes, that may impact the calculation of Pre-Tax EPS.

     (r) "Provident" means Provident Bancorp, Inc. and any successor thereto.

     (s) "Provident Stock Accounts" means the accounts established on behalf of the Participant as described in Section 4.2.

     (t) "Retirement" shall mean separation from service on or after attainment of age 65, or an earlier age if then eligible for retirement benefits under any of Provident's retirement plans qualified under Section 401(a) of the Code.

     (u) "Retirement Plan" means the Provident Bancorp, Inc. Retirement Plan.

     (v) "Return on Equity" means, for each Plan Year, net income as a percentage of the average balance of common shareholders' equity as computed in accordance with generally accepted accounting principles. The Committee in its sole discretion may adjust Return on Equity to take into account any unusual circumstances, including but not limited to the cumulative effect of accounting changes, that may impact the calculation of Return on Equity.

     (w) "Self-Directed Account" means the account established on behalf of the Participant as described in Section 6.2.

     (x) "Subsidiary" means any corporation, other than Provident, in an unbroken chain of corporations beginning with Provident, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in such chain.

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                                      - 4 -

     (y) "Termination for Cause" means the termination of a Participant's employment with any Employer, by written notice to the Participant, specifying the event relied upon for such termination, due to the Participant's:
(i) serious, willful misconduct in respect of his duties with any Employer, (ii) conviction of a felony or perpetration of a common law fraud, (iii) material failure to comply with applicable laws with respect to the execution of any Employer's business operations, (iv) theft, fraud, embezzlement, dishonesty or other conduct which has resulted or is likely to result in material economic damage to any Employer, or (v) failure to comply with requirements of any Employer's drug and alcohol abuse policies, if any.


     (z) "Trust" means the trust described in Article 14.

     (aa) "Trustee" means the trustee of the Trust.

     2.2 Usage. Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural and vice versa.

     2.3 Eligibility. An employee of any Employer who is a member of a select group of management or highly compensated employees as such group is described under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, shall be eligible to participate in the Plan at such time and for such period as designated by the Committee. At no time shall the number of persons for which one or more Accounts are maintained under the Plan exceed 125.


                                    ARTICLE 3
                              PARTICIPATION IN PLAN

     3.1 Participation. Each eligible employee may become a Participant by entering into an Agreement in the manner provided in Section 3.2. A Participant shall continue as a Participant until his entire Benefit has been paid.

     3.2 Agreement Procedure.

     (a) Terms of Agreement. The Employer, Provident and each Participant shall execute an Agreement that shall set forth: (i) the Deferred Amount for each Plan Year in the deferral period described in Subsection (e), (ii) the allocation of the Deferred Amount between the Provident Stock Account and the Self-Directed Account, and (iii) the Participant's beneficiary for all Benefits under the Plan in the event of the Participant's death. The

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Agreement  shall  generally be revocable until the beginning of the Plan Year to which it applies; provided that persons subject to Section 16 of the Exchange Act may choose to have the Agreement be irrevocable when delivered to the Administrator.

     (b) First Plan Year of the Plan. For the first Plan Year, an eligible employee shall properly complete, execute and deliver the Agreement to the Adminis trator no later than 30 days after the later of (1) the date the Plan has been adopted by the Board and (2) the effective date of the Plan. The Agreement completed in accordance with this Subsection (b) shall be effective with respect to Compensation payable after the date the Agreement is delivered to the Administrator.

     (c) Subsequent Plan Years. For any Plan Year (other than the first Plan Year described in Subsection (b)) for which an employee is eligible to participate in the Plan, the Agreement shall be properly completed, executed and delivered to the Administrator prior to the later of the first day of such Plan Year or 30 days following designation of eligibility to participate by the Committee. The Agreement completed in accordance with the preceding sentence shall be effective with respect to Compensation payable on and after the first day of the Plan Year for which the Agreement is applicable. An eligible employee who does not enter an Agreement to establish a Provident Stock Account when eligible to participate in the Plan shall not be permitted to establish a Provident Stock Account until the second Plan Year thereafter, and at that time shall complete an Agreement in accordance with this Section. Notwithstanding the preceding sentence, the Committee, upon application by the eligible employee, may permit such employee to establish a Provident Stock Account in the Plan Year that immediately follows the Plan Year in which the employee was eligible to participate. An eligible employee who does not enter into an Agreement to establish a Self-Directed Account when eligible to participate in the Plan shall be permitted to have a Deferred Amount credited to the Participant's
Self-Directed Account for any subse quent Plan Year and shall complete an Agreement in accordance with this Section.

     (d) Changes to Deferred Amount. For any Plan Year for which a Participant desires to change his Deferred Amount for the next succeeding deferral period (as described in Subsection (e)), the Agreement shall be properly completed, executed and delivered to the Administrator prior to the first day of the Plan Year for which such Agreement shall first be effective. The Agreement completed in accordance with this Subsection (d) shall be effective with respect to Compensation payable on and after the first day of the Plan Year for which the Agreement is first applicable.

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                                      - 6 -

     (e) Deferral Period. The Agreement to have Deferred Amounts credited to a Provident Stock Account shall continue in effect for two Plan Years, beginning with the Plan Year (or portion thereof) to which the Agreement initially applies. Notwithstanding the preceding sentence, the Committee in its sole discretion may permit the two-Plan Year period during which a Deferral Amount is effective to be reduced to a one-Plan Year period. In the event the Committee reduces the two-Plan Year period as described in the preceding sentence, the Participant shall elect a new Deferral Amount pursuant to Subsection (d). The Agreement to have Deferred Amounts credited to the Participant's Self-Directed Account shall be effective only for the Plan Year to which the Agreement applies.


                                    ARTICLE 4
                  AMOUNT OF BENEFIT IN PROVIDENT STOCK ACCOUNT

     4.1 Benefit. The Benefit of a Participant electing to have Deferred Amounts credited to a Provident Stock Account shall be the amounts credited to such Participant's Provident Stock Accounts pursuant to this Article 4. The payment of the Benefit (or portion thereof) to a Participant shall be determined in accordance with Section 5.1. The payment of the Benefit to the beneficiary of a deceased Participant shall be determined in accordance with Article 8.

     4.2 Provident Stock Accounts. The Administrator shall establish separate Provident Stock Accounts for each Participant for each Plan Year. The Provident Stock Account will reflect the Deferred Amount credited to the Account for the Plan Year, dividends credited to that Account, and earnings credited to that Account. All amounts which are credited to a Provident Stock Account shall remain subject to the claims of Prov ident's general creditors. A Participant shall not have any interest or right in or to such Provident Stock Account at any time. The Administrator shall have sole responsibility and authority for determining the amount of a Participant's Provident Stock Account.

     4.3 Deferred Amounts. The Deferred Amount attributable to each pay period shall be credited to the Provident Stock Account based on a transfer before the last day of the month in which the Compensation is payable to the Participant. The Participant's Deferred Amount shall be considered as if converted to Common Shares before the end of the month following the month in which the Participant's Deferred Amount would have been transferred. In converting the Deferred Amount to Common Shares, the Deferred Amount shall be divided by the average cost of Common Shares considered to be purchased with all Deferred Amounts that month. In lieu of transferring the Deferred Amount, the Employer may treat the transfer based on such number of Common Shares as shall equal the total Deferred Amounts being paid in the form of Common Shares divided by the average of the closing bid and ask prices of a Common Share for the 20 trading


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                                      - 7 -

days immediately preceding the date the Deferred Amounts were otherwise to have been transferred. Such Common Shares may be considered to have been transferred no later than the end of the month following the month in which the Deferred Amounts would have been transferred.

     4.4 Dividends. An amount equal to the amount of any dividends paid on Common Shares shall be credited to a Participant's Provident Stock Account based on the number of shares credited to such Account and shall be applied to the crediting of additional Common Shares before the end of the month following the month in which the dividends were paid.

     4.5 Earnings.

     (a) General. As of the end of every Plan Year, each Provident Stock Account shall be credited with earnings as determined under this section; provided, however, that earnings shall not be credited for a Provident Stock Account that contains a Deferred Amount that has been re-deferred by the Participant under
Article 5. Each Provident Stock Account entitled to receive earnings shall be credited with earnings based on the following schedule:

                                       Percentage of Pre-Tax EPS to be
      Return on Equity                  Credited to each Common Share

         10% and below                                 0%
         11%                                          20%
         12%                                          40%
         13%                                          60%
         14%                                          80%
         15%                                         100%
         16%                                         110%
         17%                                         120%
         18%                                         130%
         19%                                         140%
         20%                                         150%
         21%                                         160%
         22%                                         170%
         23%                                         180%
         24%                                         190%
         25% and above                               200%


Within 60 days after the end of each Plan Year, for purposes of determining the amount of a Participant's Provident Stock Account, such earnings

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                                      - 8 -

determined  under  this  Section  shall be  credited  to the  Participant's
Provident Stock Account. Such earnings shall be converted to Common Shares before the end of the month following the month in which the earnings were credited. In converting the earnings to Common Shares, the earnings shall be divided by the average cost of Common Shares considered to be purchased with the earnings. In lieu of having credited the earnings in cash, the Administrator may credit such number of Common Shares as shall equal the earnings divided by the average of the closing bid and ask prices of Common Shares for the 20 trading days immediately following the end of the Plan Year. Such Common Shares shall be considered to have been credited no later than 60 days following the Plan Year end. In no event shall the amount of earnings that relates to a Deferred Amount be less than zero.

     (b) Separation from Employment. Notwithstanding the provisions of Subsection (a), the amount of earnings for a Plan Year to be credited to each Provident Stock Account of a Participant who separates from employment with any Employer on account of death, Disability, Retirement or any other reason shall be reduced by a fraction, the numerator of which is 12 minus the number of months the Participant was employed by any Employer during such Plan Year and the denominator of which is 12. A Participant who has a Termination for Cause shall have no earnings credited to any Provident Stock Account for the Plan Year in which the Participant separates from employ ment.

     4.6 Deferral of Bonus Payments. All Deferred Amounts allocated by the Participant to the Provident Stock Account and relating to the payment of a bonus paid on or prior to March 1 of any year shall be credited to a Provident Stock Account for the Plan Year to which said bonus payment relates. Such Deferred Amounts shall receive the earnings credit, if any, payable pursuant to
Section 4.5(a) for such Plan Year.


                                    ARTICLE 5
                  PAYMENT OF BENEFIT IN PROVIDENT STOCK ACCOUNT

     5.1 Payment; Possible Forfeiture. The payment of a Participant's Benefit credited to a Participant's Provident Stock Account shall be made no later than 60 days after the end of the Plan Year on which the earliest of the following events occurs:

     (a) the Participant separates from employment with the Employer for any reason,

     (b) a Deferred Amount has been credited to a Participant's Provident Stock Account for four Plan Years, or if such Deferred Amount has been re-deferred for an additional four Plan Years in accordance with Section 5.4,

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                                      - 9 -

such Deferred Amount has been credited to a Participant's Provident Stock Account for eight Plan Years, or

     (c) the Participant experiences a hardship, as determined under Article 9.

     5.2 Amount of Payment.

     (a) No Separation From Employment. A Participant who does not separate from employment with the Employer during a Plan Year shall receive the portion of his Benefit equal to the balance in the Provident Stock Account that contains a Deferred Amount that has been credited to the Participant's Account for four Plan Years; provided, however, that if such Participant has re-deferred such amounts in accordance with Section 5.4, the portion of his Benefit that he will receive shall be equal to the balance in the Provident Stock Account that contains a Deferred Amount that has been credited to the Participant's Account for eight Plan Years.

     (b) Separation From Employment. The Benefit of a Participant who separates from employment with the Employer shall be equal to the total amount credited to the Participant's Provident Stock Account. Notwithstanding the preceding sentence, the Committee in its sole discretion may cause to be forfeited the portion of a Participant's Provident Stock Account attributable to earnings on Deferred Amounts if the Participant experiences a Termination for Cause.

     (c)  Hardship.  A  Participant  who incurs a hardship as  determined  under
Article 9 shall be permitted to withdraw all or a portion of his Benefit, payable in the form set forth in Section 5.3. A Participant's withdrawal of all or a portion of his Benefit on account of hardship shall not affect the Deferred Amount such Participant has elected to contribute to the Plan for the Plan Year in which such withdrawal occurs.

     5.3 Form of Benefit Payments. A Participant's Benefit in a Provident Stock Account, other than in the event of separation from employment because of Retirement, shall be paid in the form of Common Shares; provided however, that any fractional Common Shares credited to a Participant's Provident Stock Account that are payable as a Benefit shall be paid in cash.

     5.4 Re-Deferral of Payable Amount. A Participant who has not separated from employment and who would receive payment of a Benefit under this Article may make a one-time election to re-defer all or any part of the amount payable as of the end of the Plan Year for an additional four Plan Years by completing a form provided by the Committee. The election to re-defer such amount shall not be effective unless such election is made in

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                                     - 10 -

writing and provided to the Administrator no later than January 1 preceding the December 31 as of which the amount becomes payable. Notwithstanding the foregoing, for all Plan Years prior to 1997, such election must be provided to the Administrator no later than May 31 preceding the December 31 as of which the amount becomes payable. The election of a Participant to re-defer an amount payable as of the end of a Plan Year shall be null and void if the Participant separates from employment on or after the applicable January 1, or May 31 for Plan Years prior to 1997.

     5.5 Transfer to Self-Directed Account. A Participant who has not separated from employment and who would receive payment of a Benefit under this Article may elect to transfer all or any part of the Common Shares payable as of the end of the Plan Year to the Self-Directed Account to be administered in accordance with Article 6 and Article 7. The election shall not be effective unless it is made in writing and provided to the Administrator before the January 1 immediately preceding the December 31 as of which the amount becomes payable. Notwithstanding the foregoing, for all Plan Years prior to 1997, such election must be provided to the Administrator no later than May 31 preceding the December 31 as of which the amount becomes payable. The election of a Participant under this Section shall be null and void if the Participant separates from employment on or after the applicable January 1, or May 31 for Plan Years prior to 1997. In the event a Participant separates from employment because of Retirement, such Participant's Benefit in a Provident Stock Account shall be transferred automatically to the Self-Directed Account and paid to the Participant pursuant to Article 7.


                                    ARTICLE 6
                   AMOUNT OF BENEFIT IN SELF-DIRECTED ACCOUNT

     6.1 Benefit. The Benefit of a Participant electing to have Deferred Amounts credited to a Self-Directed Account shall be the amounts allocated to such Participant's Self- Directed Account pursuant to this Article 6. The payment of the Benefit (or portion thereof) to a Participant shall be determined in accordance with Section 7.1. The payment of the Benefit to the beneficiary of a deceased Participant shall be determined in accordance with Article 8.

     6.2 Self-Directed Account. A Self-Directed Account may be established for each Participant. The Self-Directed Account will reflect the Deferred Amounts allocated to the Account for every Plan Year, the Retirement Plan ESOP credit, the Retirement Plan matching credit, and the investment results for the Account. All amounts which are allocated to a Participant's Self-Directed Account shall remain subject to the claims of Prov ident's general creditors. A Participant shall not have any interest or right in or to such Self-Directed Account at any time.


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                                     - 11 -

     6.3 Deferred  Amounts.  The Deferred Amount otherwise  permitted under this
Article 6 shall be reduced by the amount of any Before-Tax Contributions made by the Participant to the Retirement Plan. The Employer of the Participant shall be considered to have transferred the Deferred Amount attributable to each pay period in the form of cash before the last day of the month in which the Compensation is payable to the Participant.

     6.4 Retirement Plan ESOP Credit. The Employer shall also be considered as having transferred to be credited to the Participant's Self-Directed Account, an amount equal in value to the ESOP Contributions and forfeitures that would have been allocated to the Participant under the terms of the Retirement Plan if such Participant had not elected to have the Deferred Amount credited to this Plan during the Plan Year. Such amount shall be treated as having been transferred before the end of the month following the month in which such ESOP Contributions and forfeitures are allocated under the Retirement Plan. This section shall apply to all Deferred Amounts, including Deferred Amounts credited to a Provident Stock Account.

     6.5 Retirement Plan Matching Credit. The Employer shall also be considered as having transferred to be credited to the Participant's Self-Directed Account, an amount equal in value to 25% of the Participant's Matched Compensation (hereinafter defined) reduced by any Matching Contributions allocated to the Matching Contributions Account of the Participant under the terms of the Retirement Plan for the Plan Year. Such amount shall be credited to the Participant's Self-Directed Account before the end of the month following the end of the Plan Year for which such Matching Contributions were allocated under the Retirement Plan. For purposes of this Section, Matched Compensation means the lesser of (1) the first 8% of the Participant's Compensation credited to a Self-Directed Account for the Plan Year and (2) the limitation in effect for the Plan Year under Section 402(g) of the Code. Such amount shall be treated as transferred before the end of the month following the month in which the Matched Compensation was payable to the Participant. This section shall only apply to Deferred Amounts credited to a Self-Directed Account.

     6.6 Investment of Self-Directed Account. Each Participant shall have the right to direct the investments of the Self-Directed Account, the rate of return of which shall serve as the basis for crediting earnings (or losses) hereunder, subject to the reasonable approval of the Administrator. Each Participant shall be permitted to make changes to prior investment choices at least monthly. The Administrator shall determine the rate of return throughout each Plan Year for the investments or investment funds so directed. For each Plan Year, the Participant's Self-Directed Account shall be increased or decreased as if it had earned the rate of return corresponding to the amount determined by the Administrator as directed by the Participant for the investments or investment funds. Such increase or decrease shall be based on the varying balances of the Self-Directed Account throughout the Plan Year and shall be credited monthly throughout the Plan Year.

                                    ARTICLE 7
                   PAYMENT OF BENEFIT IN SELF-DIRECTED ACCOUNT

     7.1 Payment. The payment of a Participant's Benefit credited to a Participant's Self-Directed Account shall be made no later than 60 days after the end of the Plan Year in which the earliest of the following events occurs:

     (a) the Participant separates from employment with the Employer for any reason, or

     (b) the Participant experiences a hardship, as determined under Article 9.

     7.2 Amount of Payment.

     (a) Separation From Employment. The Benefit of a Participant who separates from employment with the Employer shall be equal to the total amount credited to the Participant's Self-Directed Account.

     (b)  Hardship.  A  Participant  who incurs a hardship as  determined  under
Article 9 shall be permitted to withdraw all or a portion of his Benefit, payable in the form set forth in Section 7.3. A Participant's withdrawal of all or a portion of his Benefit on account of hardship shall not affect the Deferred Amount such Participant has elected to contribute to the Plan for the Plan Year in which such withdrawal occurs.

     7.3 Form of Benefit Payments. The Benefit in a Participant's Self-Directed Account shall be paid in the form of cash in a single lump sum or, at the election of the Participant, by distribution of the investment assets of the type then serving as the basis for crediting earnings to such Account; provided however, that if the separation from service is due to Retirement, a Participant may elect to receive part or all of such payment in up to 10 annual installments, in any combination of these forms, with the amount to be distributed each year determined by dividing the unpaid Benefit by the number of remaining installments. An election shall not be effective unless made in writing and provided to the Administrator no later than January 1 preceding the December 31 as of which the amount becomes payable. Notwithstanding the foregoing, for all Plan Years prior to 1997, such election must be provided to the Administrator no later than May 31 preceding the December 31 as of which the amount becomes payable.

                                    ARTICLE 8
                              DEATH OF PARTICIPANT

     8.1 Commencement of Benefit Payments. If a Participant dies before receiving the Benefit, then the Benefit otherwise payable with respect to the Participant shall be paid to the Participant's  beneficiary or beneficiaries within 60 days following the date on which the Administrator is notified of the Participant's death. In the alternative, a Participant may elect that the Benefit otherwise payable to the Participant shall be paid to the Participant's beneficiary or beneficiaries in up to 10 annual installments with the amount to be distributed each year determined by dividing the unpaid Benefit by the number of remaining installments. Any Benefit in the Participant's Provident Stock Accounts shall be paid in the form of Common Shares and any Benefit in the Participant's Self-Directed Account shall be paid in a single lump-sum cash payment, or at the election of the beneficiary, by distribution of the investment assets of the type then serving as the basis for crediting earnings to such Account.

     8.2 Designation of Beneficiary. A Participant may, by written instrument delivered to the Administrator during the Participant's lifetime, designate one or more primary and contingent beneficiaries to receive the Benefit which may be payable hereunder following the Participant's death, and may designate the proportions in which such beneficiaries are to receive such payments. A Participant may change such designations from time to time, and the last written designation filed with the Administrator prior to the Participant's death shall control. If a Participant fails to specifically designate a beneficiary, or if no designated beneficiary survives the Participant, payment shall be made by the Administrator in the following order of priority:

         (a)      to the Participant's surviving spouse, or if none,
         (b)      to the Participant's children, per stirpes, or if none,
         (c)      to the Participant's estate.


                                    ARTICLE 9
                             HARDSHIP DISTRIBUTIONS

     9.1  Distribution.   Subject  to  the  approval  of  the  Administrator,  a
Participant may withdraw all or a portion of his Benefit in the event of a hardship. A request for a hardship distribution shall be made in the form of a written application. A hardship distribution shall only be made in the event of an unforeseeable emergency that would result in severe financial hardship to the Participant if hardship distributions were not permitted. Withdrawals of amounts because of an unforeseeable emergency shall only be permitted to the extent reasonably needed to satisfy the emergency need.

     9.2 Unforeseeable Emergency. For purposes of this Article, an unforeseeable emergency is defined as severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforesee able circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the plan.


                                   ARTICLE 10
                                 ADMINISTRATION

     10.1 General. The Administrator shall be the Compensation Committee of the Board, or such other person or persons as designated by the Board. Except as otherwise specifically provided in the Plan, the Administrator shall be responsible for administration of the Plan. The Administrator shall be the "named fiduciary" within the meaning of Section 402(c)(2) of ERISA.

     10.2 Administrative Rules. The Administrator may adopt such rules of procedure as it deems desirable for the conduct of its affairs, except to the extent that such rules conflict with the provisions of the Plan.

     10.3 Duties. The Administrator shall have the following rights, powers and duties:

     (a) The decision of the Administrator in matters within its jurisdiction shall be final, binding and conclusive upon Provident and upon any other person affected by such decision, subject to the claims procedure hereinafter set forth.

     (b) The Administrator shall have the duty and authority to interpret and construe the provisions of the Plan, to determine eligibility for benefits, to decide any question which may arise regarding the rights of employees, Participants, and beneficiaries, and the amounts of their respective interests, to adopt such rules and to exercise such powers as the Administrator may deem necessary for the administration of the Plan, and to exercise any other rights, powers or privileges granted to the Administrator by the terms of the Plan.

     (c) The Administrator shall maintain full and complete records of its decisions. Its records shall contain all relevant data pertaining to the Participant and his rights and duties under the Plan. The Administrator shall maintain the Account records of all Participants.

     (d) The Administrator shall cause the principal provisions of the Plan to be communicated to the Participants, and a copy of the Plan and other documents  shall be available  at the  principal  office of  Provident  for
inspection  by  the   Participants  at  reasonable   times   determined  by  the
Administrator.

     (e) The Administrator shall periodically report to the Board with respect to the status of the Plan.

     10.4 Fees. No fee or compensation shall be paid to any person for services as the Administrator.


                                   ARTICLE 11
                                CLAIMS PROCEDURE

     11.1 General. A Participant or beneficiary ("claimant") who believes that his Benefit has not been paid in full shall file such objection on the form prescribed for such purpose with the Administrator.

     11.2 Denials. The Administrator shall review such filing and provide a notice of the decision regarding such filing to the claimant within a reasonable period of time after receipt of the notice by the Administrator.

     11.3 Notice. Any claimant whose objection to a payment of his Benefit is denied shall be furnished written notice setting forth:

     (a) the specific reason or reasons for the denial;

     (b) specific reference to the pertinent provision of the Plan upon which the denial is based;

     (c) a description of any additional material or information necessary for the claimant to perfect the objection; and

     (d) an explanation of the claim review procedure under the Plan.

     11.4 Appeals Procedure. In order that a claimant may appeal a denial of his objection to the amount of his Benefit, the claimant or the claimant's duly authorized representative may:

     (a) request a review by written application to the Administrator, or its designate, no later than 60 days after receipt by the claimant of written notification of denial of his objection;

     (b) review pertinent documents; and

     (c) submit issues and comments in writing.

     11.5 Review. A decision on review of a denied objection shall be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent provisions of the Plan on which the decision is based.


                                   ARTICLE 12
                          CHANGE IN CONTROL PROVISIONS

     12.1 Change in Control.

     (a) Impact of Event. In the event of a "Change in Control" as defined in Subsection (b), (i) the contribution of Deferred Amounts to the Plan shall
terminate  as  of  the  effective  date  of  the  Change  in  Control;   (ii)  a
Participant's Provident Stock Accounts shall be transferred automatically to a Self-Directed Account as of the effective date of the Change in Control; (iii) the Self- Directed Account shall be paid within 60 days of the effective date of the Change in Control; (iv) earnings shall be credited to a Participant's Provident Stock Accounts pursuant to Article 4, in the Plan Year in which the Change in Control occurs for the period the Plan is in existence during such Plan Year prior to the effective date of the Change in Control; and (v) the Trustee shall be responsible for determining the identity of any person entitled to receive benefits under the Plan and the amount of such benefits and for completing the payment of benefits to any person entitled to receive benefits under the Plan based on the records of the Trustee prior to the Change in Control. Notwithstanding the foregoing and anything else to the contrary herein, a Participant may elect to receive part or all of any payment of the Participant's Self-Directed Account payable upon the occurrence of a Change in Control, in up to 10 annual installments, with the amount to be distributed each year determined by dividing the unpaid Benefit by the number of remaining installments. An election shall not be effective unless made in writing and provided to the Administrator no later than six months preceding the effective date of the Change in Control.

     (b) Definition of "Change in Control". For purposes of Subsection (a), a "Change in Control" means the occurrence of any of the following:

     .(i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Provident or a Subsidiary, any Employer's em ployee benefit plan (including any trustee of such plan acting as trustee) or Carl H. Lindner (or any member of his family), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Provident representing 50% or more of the combined voting power of Provident's then outstanding securities;

     (ii) Any transaction or event relating to any Employer required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of the Securities and Exchange Commission under the Exchange Act (as in effect on the effective date of this Plan), whether or not the Employer is then subject to such reporting requirement;

     (iii) When, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board, cease for any reason other than death to constitute at least a two-thirds majority thereof; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year require ment if such director was elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this Subsection (b)(iii)).

     (iv) The occurrence of a transaction requiring shareholder approval for the acquisition of Provident by an entity other than an Employer through purchase of assets, by merger, or otherwise; or

     .(v) Any transaction or event that results in a change of control of the Employer or a Subsidiary within the meaning of 12 U.S.C. Section 1817, Change in Bank Control Act, or 12 C.F.R. Section 225.41(b) of the Rules and Regulations of the Federal Reserve Board promulgated thereunder, as in effect on the effective date of this Plan.

     12.2 Contributions Upon a Change in Control. Upon a Change in Control, the Employer shall, as soon as possible, but in no event longer than 30 days following the Change in Control, as defined herein, make an irrevocable contribution to the Trust described in Article 14 in an amount that is sufficient to pay each Participant or beneficiary the benefits to which Participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred.

                                   ARTICLE 13
                            MISCELLANEOUS PROVISIONS

     13.1 Amendment and Termination. Provident reserves the right to amend or terminate the Plan in any manner that it deems advisable, by a resolution of the Board. Notwithstanding the preceding, no amendment or termination of the Plan
(i) shall reduce or adversely affect the Benefit of any Participant or beneficiary hereunder entitled to receive a Benefit under the Plan, (ii) shall reduce or adversely affect the right of any other Participant to receive upon his termination of employment (other than on account of Termination for Cause) from an Employer the Benefit he would have received if such termination had occurred immediately prior to any such amendment or termination of the Plan,
(iii) shall modify the provisions of Articles 12 or 14 after a Change in Control has occurred, except as necessary to comply with any federal or state law, or
(iv) shall modify the provisions of Section 14.3.

     13.2 No Assignment. The Participant shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payments of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.

     13.3 Successors and Assigns. The provisions of the Plan are binding upon and inure to the benefit of any Employer, its successors and assigns, and the Participant, his beneficiaries, heirs, legal representatives and assigns.

     13.4 Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of Ohio to the extent not preempted by the provisions of ERISA.

     13.5 No Guarantee of Employment. Nothing contained in the Plan shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of any Employer or any equity or other interest in the assets, business or affairs of an Employer. No Participant hereunder shall have a security interest in assets of any Employer used to make contributions or pay benefits.

     13.6 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

     13.7 Notification of Addresses. Each Participant and each beneficiary shall file with the Administrator, from time to time, in writing, the post office address of the Participant, the post office address of each beneficiary, and each change of post office address. Any communication, statement or notice addressed to the last post office address filed with the Administrator (or if no such address was filed with the Administrator, then to the last post office address of the Participant or beneficiary as shown on Employer's records) shall be binding on the Participant and each beneficiary for all purposes of the Plan and neither the Administrator nor the Employer shall be obliged to search for or ascertain the whereabouts of any Participant or beneficiary.

     13.8 Income Tax Payment. No later than the date as of which an amount received pursuant to this Plan first becomes includable in the gross income of an individual for Federal income tax purposes, the individual shall pay to Provident, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. The obligations of Provident under the Plan shall be conditional on such payment or arrangements and Provident shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the individual.

     13.9 Bonding. The Administrator and all agents and advisors employed by it shall not be required to be bonded, except as otherwise required by ERISA.


                                   ARTICLE 14
                                 TRUST PROVISION

     14.1 Trust. The Employer shall establish a trust to be known as the Provident Bancorp, Inc. Deferred Compensation Trust. The Trust shall be established by the execution of a Trust Agreement with one or more Trustees and is intended to be maintained as a "grantor trust" under Section 677 of the Code. The assets of the Trust will be held, invested and disposed of by the Trustee, in accordance with the terms of the Trust, for the purpose of providing Benefits for the Participants. Notwithstanding any provision of the Plan or the Trust to the contrary, the assets of the Trust shall at all times be subject to the claims of Provident's general creditors in the event of insolvency or bankruptcy.

     14.2 Payment of Benefits. All Benefits under the Plan and expenses chargeable tot he Plan, to the extent not paid directly by Provident, shall be paid from the Trust. Notwithstanding the foregoing, Provident shall pay any fees charged by the Trustee to act as a fiduciary of the Trust.

     14.3 Independent Trustee. The Trustee shall always be a bank that is unrelated to any Employer with not less than $250 million unimpaired capital and surplus.

     14.4 Trustee Duties. The powers, duties and responsibilities of the Trustee shall be as set forth in the Trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the Trustee.

     14.5 Reversion to the Employer. Provident shall have no beneficial interest in the Trust and no part of the Trust shall ever revert or be repaid to Provident, directly or indirectly, except as otherwise provided in Section 14.1 above or the Trust Agreement.


                                   ARTICLE 15
                                 INDEMNIFICATION

     Provident shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons' duties, responsibilities and obligations under this Plan, other than such liabilities, costs and expenses as may result from the negligence, gross negligence, bad faith, willful conduct or criminal acts of such persons.


                                   ARTICLE 16
                                   ARBITRATION

     Any action, dispute, claim or controversy of any kind arising out of, pertaining to or in connection with this Plan, including, without limitation, any decision on review of a denied objection pursuant to Section 11.5 above, shall be resolved by binding arbitration according to the Commercial Arbitration Rules of the American Arbitration Association. If a Participant is successful in any such matter resolved by binding arbitration, the Employer shall indemnify such Participant for all legal fees and arbitration costs related to the matter.


     The undersigned, pursuant to the approval of the Board on _______________, 1996, does herewith execute this Provident Bancorp, Inc. Deferred Compensation Plan.


                                                   PROVIDENT BANCORP, INC.


                                                   BY:_________________________
                                                   ITS:________________________